Exhibit 15.2

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

July 11, 2014

Dear Sir or Madam:

We have read the statements made by Sundance Energy Australia Limited in the section titled “Changes in Certifying Accountant” in this Registration Statement on Form 20-F and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ GRANT THORNTON LLP